Exhibit 5.1

6 August 2021

LivaNova PLC

20 Eastbourne Terrace

London

W2 6LG

Re: LivaNova PLC

Ladies and Gentlemen:

We have acted as special English counsel to LivaNova PLC (the “Company”), a public limited company incorporated under the laws of England and Wales, in connection with the Company’s offering (the “Offering”) pursuant to a registration statement on Form S-3 (No. 333-258359) of ordinary shares with a nominal value of £1 each (the “Securities”). Such registration statement, as amended as of its most recent effective date (3 August 2021), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated 2 August 2021, as supplemented by the related prospectus supplement dated 3 August 2021, each as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus.”

In connection with the Offering, we have been asked to provide an opinion on certain matters as set out below. We have taken instruction in this regard solely from the Company.

We understand that the Securities are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Final Prospectus;

(c)	a copy of the executed underwriting agreement dated 3 August 2021 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule I thereto; and

(d)	a certificate dated 6 August 2021 signed by an authorised signatory of the Company (the “Company’s Certificate”) relating to certain factual matters and having annexed thereto and certified as true, complete and up-to-date copies, the following documents:

(i)	the current articles of association of the Company adopted with effect from 29 June 2020 (the “Articles”);

(ii)	the resolutions passed by the Company’s Board of Directors (the “Board”) on 23 July 2021 (the “Board Resolutions”);

(iii)	the resolutions of the committee (the “Committee”) established by the Board passed on 3 August 2021 (the “Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”); and

(iv)	the ordinary resolution passed by the shareholders of the Company at the Company’s annual general meeting held on 9 June 2021 (the “2021 AGM”) granting the Board authority, for the purposes of section 551 of the Companies Act 2006, to allot new shares and to grant rights to subscribe for, or to convert any security into, shares, up to an aggregate nominal value of £16,122,679 (the “Shareholders’ Resolution”).

In rendering the opinions expressed below we have assumed and not verified:

(a)	the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies, facsimile or electronic copies;

(b)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c)	the accuracy as to factual matters of each document we have reviewed, including, without limitation, the accuracy and completeness of all statements in the Company’s Certificate;

(d)	that the copy of the executed Underwriting Agreement presented to us is an accurate copy of the Underwriting Agreement in the form it existed when it was executed;

(e)	that the Underwriting Agreement constitutes valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(f)	that the Underwriting Agreement has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto, the Underwriting Agreement has not been entered into as a result of misrepresentation, mistake, duress or unlawful activity, and there has been no fraud inducing any party to enter into the Underwriting Agreement on the terms set out therein;

(g)	that the performance of any obligations under the Underwriting Agreement that either fall to be performed outside England or that are impacted by applicable local law, is not contrary to applicable local law and there is no local legal requirement that the performance of such obligations by that party needs to be governed by local law;

(h)	that the Company has fully complied with its obligations under all applicable anti-terrorism, anti-money laundering, sanctions and human rights legislation, and that the performance of any obligations under the Underwriting Agreement and the allotment and issue of Securities pursuant to the Final Prospectus will be compliant with such laws;

(i)	that no document has been entered into by any of the parties thereto in connection with any money laundering or any other unlawful activity;

(j)	that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of England and Wales) in order to permit the execution, delivery or performance of the Underwriting Agreement and the allotment and issue of Securities pursuant to the Final Prospectus have been or will be duly made or obtained;

(k)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(l)	that the Company has complied with all applicable provisions of the Financial Services Act 2012 and the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any applicable secondary legislation made under any of the foregoing with respect to anything done by the Company in relation to the Securities from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), and 85 (public offers) of FSMA);

(m)	that the information relating to the Company disclosed by our searches on 6 August 2021 at Companies House at their website at www.companieshouse.gov.uk and by an oral enquiry made to the Central Registry of Winding Up Petitions at the Insolvency and Companies List in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on that website or on the relevant file in London at the time of our search, and that such oral enquiries did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(n)	that the meeting of the Board held on 23 July 2021 at which the Board Resolutions were passed was duly convened and held and such resolutions are a true record of the proceedings at such meeting and are valid, in full force and effect and have not been amended, revoked or superseded;

(o)	that the meeting of the Committee held on 3 August 2021 at which the Committee Resolutions were passed was duly convened and held and such resolutions are a true record of the proceedings at such meeting and are valid, in full force and effect and have not been amended, revoked or superseded;

(p)	that the 2021 AGM at which the Shareholders’ Resolution was passed was duly convened and held and the Shareholders’ Resolution was duly and validly passed at the 2021 AGM, is in full force and effect and has not been amended, revoked or superseded;

(q)	that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by the Resolutions in accordance with the provisions of the Companies Act 2006 and the Articles, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles; and

(r)	that the directors consider in good faith that the actions to be carried out pursuant to the Resolutions by the Company will promote the success of the Company for the benefit of its members as a whole.

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that the Securities have been validly issued by the Company and are fully paid and non-assessable (for the purposes of this opinion, “non-assessable” means that no further contributions in respect of the Securities will be required to be made to the Company by the holders thereof, by reason solely of their being such holders).

Other than as set out above, we express no opinion as to any agreement, instrument or other document that may be entered into, or as to any liability to tax or obligation to report to any tax authority which may arise or be incurred as a result of or in connection with the Securities or their creation, issue, offer or any other transaction.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter (taking into account the effect of the Agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the European Union and the European Atomic Energy Community and the European Union (Withdrawal) Act 2018), as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

We hereby consent to the use of our name in the Final Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated 6 August 2021. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sam Bagot
Sam Bagot, a Partner

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